Exhibit 99.1

VIRGIN AMERICA REPORTS APRIL 2016 OPERATIONAL RESULTS

San Francisco - May 9, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for April 2016. The airline’s traffic (measured in revenue passenger miles) increased 11.7 percent on capacity (measured in available seat miles) that was 13.5 percent higher from the same month in 2015.

Load factor was 84 percent, a decrease of 1.4 points from April 2015. The number of onboard passengers increased 12.5 percent from the same month last year.

	April				April Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	993,734	889,380	11.7%		3,609,092	3,146,075	14.7%
Available Seat Miles (000)	1,182,394	1,041,964	13.5%		4,447,096	3,860,839	15.2%
Passenger Load Factor	84.0%	85.4%	(1.4)	pts	81.2%	81.5%	(0.3)	pts
Onboard Passengers (000)	661	587	12.5%		2,427	2,110	15.0%

###

Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. For more: www.virginamerica.com